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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS


         The ratio of earnings to fixed charges and preferred stock dividend requirements for the two months ended September 30, 1998 was 2.9 to 1.

         For purposes of computing these ratios, earnings were calculated by adding fixed charges (excluding capitalized interest) to income before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.




                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                       TWO MONTHS ENDED SEPTEMBER 30, 1998
                          (DOLLAR AMOUNTS IN THOUSANDS)



EARNINGS:

   Net income                                   $     16,570
   Interest expense (including debt
     discount and debt issuing costs)                  7,094
   Capitalized interest                                   49
   Other adjustments                                     233
                                                ------------
                                                $     23,946
                                                ============
FIXED CHARGES:

   Interest expense (including debt
     discount and debt issuing costs)           $      7,094
   Capitalized interest                                   49
   Preferred stock dividends                             975
   Other adjustments                                      54
                                                ------------
                                                $      8,172
                                                ============

RATIO OF EARNINGS TO FIXED CHARGES AND                   2.9
PREFERRED STOCK DIVIDEND REQUIREMENTS


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